EXHIBIT 5.1
                                                                     -----------


VEDDER PRICE                           VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                       222 NORTH LASALLE STREET
                                       CHICAGO, ILLINOIS 60601-1003
                                       312-609-7500
                                       FACSIMILE: 312-609-5005

                                       A PARTNERSHIP INCLUDING VEDDER, PRICE,
                                       KAUFMAN & KAMMHOLZ, P.C.
                                       WITH OFFICES IN CHICAGO AND NEW YORK CITY


                                       April 29, 2003


PrivateBancorp, Inc.
10 North Dearborn
Suite 900
Chicago, Illinois  60602

Gentlemen:

         Reference is hereby made to the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission by PrivateBancorp, Inc., a Delaware corporation (the "Company"), relating to the registration of 480,000 shares of the Company's common stock, no par value per share (the "Common Stock"), available for offer and sale pursuant to the PrivateBancorp, Inc. Incentive Compensation Plan (the "Incentive Compensation Plan") and $5,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of each of the Incentive Compensation Plan and the PrivateBancorp, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan" and, together with the Incentive Compensation Plan, the "Plans"). We have acted as counsel for the Company in connection with the Registration Statement.

         In connection with our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company as in effect as of the date hereof; (iii) the Amended and Restated Bylaws of the Company; and (iv) such other corporate records, documents and other papers as we deemed necessary to examine for purposes of this opinion. We have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the genuineness of all signatures.

         Based upon the foregoing, it is our opinion that (i) the 480,000 shares of Common Stock of the Company, when issued in accordance with the terms of the Incentive Compensation Plan, will be validly issued, fully paid and nonassessable and (ii) the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement

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thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

         The opinion expressed herein is based on the facts in existence and the laws in effect on the date hereof and is limited to the Federal securities laws and the General Corporation Law of the State of Delaware.

         We hereby consent to the use of this opinion in connection with said Registration Statement and to the references to our firm therein.

                                          Very truly yours,

                                          /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ